EXHIBIT 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
TRINOVA CORPORATION
(In thousands, except per share data)
                                        Three Months Ended       Nine Months Ended
                                           September 30            September 30
                                        ------------------      -------------------
                                         1996       1995         1996           1995
                                         ----       ----         ----           ----
AVERAGE SHARES OF COMMON STOCK
AND COMMON STOCK EQUIVALENTS
OUTSTANDING (NOTE A)
Average shares outstanding                28,286      28,909      28,529      28,850
Assumed conversion of the 6%
 convertible debentures                    1,905       1,905       1,905       1,905
Net effect of dilutive stock
 options based upon treasury stock
 method using average market price            67         110          67         110
                                       ---------  ----------  ----------  ----------
Average shares of common stock
 and common stock equivalents
 outstanding                              30,258      30,924      30,501      30,865
                                      ==========  ==========  ==========
==========

INCOME ATTRIBUTABLE TO COMMON STOCK (NOTE A)
Net income                            $   20,757  $   18,999  $   78,232  $   74,867
After-tax equivalent of interest
  expense on the 6% convertible
  debentures                                 930         930       2,790       2,790
                                      ----------  ----------  ----------  ----------
Income attributable to common stock   $   21,687  $   19,929  $   81,022  $   77,657
                                      ==========  ==========  ==========  ==========


Net Income per Share                  $      .72  $      .64  $     2.66  $     2.52
                                      ==========  ==========  ==========  ==========

Note A - Net income per share is computed using the average number of common shares outstanding, including common stock equivalents. The assumed conversion of the Company's 6% convertible debentures was included in average shares outstanding, increasing the average number of shares outstanding by 1,904,762 shares. For purposes of computing net income per share, net income was increased for the after-tax equivalent of interest expense on the 6% convertible debentures.


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